As filed with the United States Securities and Exchange Commission on December 15, 2023

Registration No. 333-252514

Registration No. 333-257893

Registration No. 333-263946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 (333-252514)

Post-Effective Amendment No. 1 (333-257893)

Post-Effective Amendment No. 1 (333-263946)

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Abcam Limited

(Exact name of registrant as specified in its charter)

United Kingdom	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Discovery Drive Cambridge Biomedical Campus Cambridge, CB2 0AX United Kingdom	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

ABCAM PLC LONG-TERM INCENTIVE PLAN

ABSHARE

THE ABCAM PLC ANNUAL BONUS PLAN

ABCAM 2005 SHARE OPTION SCHEME

THE ABCAM 2015 SHARE OPTION PLAN

ABCAM PLC PROFITABLE GROWTH INCENTIVE PLAN

ABCAM PLC GROWTH PLAN

(Full title of the plan)

Abcam Inc.

152 Grove Street

Suite 1100

Waltham, Massachusetts

02453

(Name and address of agent for service)

(888) 772-2226

(Telephone number, including area code, of agent for service)

Copies to:

Lorenzo Corte, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate

London EC2M 4BQ

United Kingdom

+44 20 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of Abcam Limited, a private limited company under the laws of England and Wales (“Abcam”):

•

Registration Statement on Form S-8, File No. 333-252514, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 28, 2021, pertaining to 4,607,314 ordinary shares, nominal value £0.002 per share, of Abcam (“Ordinary Shares”), issuable under (i) the Abcam plc Long-Term Incentive Plan, (ii) Abshare, (iii) the Abcam plc Annual Bonus Plan, (iv) the Abcam 2005 Share Option Scheme and (v) the Abcam 2015 Share Option Plan;

•	Registration Statement on Form S-8, File No. 333-257893, filed with the SEC on July 14, 2021, pertaining to 7,936,170 Ordinary Shares issuable under the Abcam plc Profitable Growth Incentive Plan; and

•	Registration Statement on Form S-8, File No. 333-263946, filed with the SEC on March 29, 2022, pertaining to 3,500,000 Ordinary Shares issuable under the Abcam plc Growth Plan.

On December 6, 2023, Diadem Holdco Limited (“Purchaser”), an indirect wholly owned subsidiary of Danaher Corporation (“Danaher”), acquired all of the issued and outstanding Ordinary Shares and American depositary shares of the Company (other than certain ordinary shares held by Danaher) pursuant to an agreement dated August 26, 2023, by and among the Company, Danaher and Purchaser, in accordance with a scheme of arrangement (the “Scheme”) under Part 26 of the U.K. Companies Act 2006.

As a result of the Scheme, the Company has terminated any and all offerings of the Ordinary Shares pursuant to the Registration Statements. In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Ordinary Shares registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, United Kingdom, on December 15, 2023.

ABCAM LIMITED

By:	/s/ Alan Hirzel
Name:	Alan Hirzel
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Abcam Limited has signed this registration statement on December 15, 2023.

ABCAM INC.

By:	/s/ Theresa Boni
Name:	Theresa Boni
Title:	Assistant Secretary